EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/ Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Lindsay Hatton
Media: Jason Rando
Morgen-Walke Associates, Inc.
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS REPORTS FOURTH QUARTER AND YEAR-END RESULTS

HOUSTON, TEXAS – April 23, 2003 – Consolidated Graphics, Inc. (NYSE:CGX) today announced results for its fourth quarter and year-ended March 31, 2003.

Revenues for the March quarter were $166.1 million, compared to $186.3 million in the December quarter and $165.6 million a year ago.  Net loss for the March quarter was $29.1 million, or $2.13 per diluted share, compared to net income of $5.7 million, or $.42 per diluted share, in the December quarter and $3.7 million, or $.28 per diluted share, a year ago.  Included in the 2003 March results is a pre-tax impairment of goodwill of $38.0 million ($31.2 million after-tax, or $2.28 per diluted share) pursuant to the Company’s annual impairment test under SFAS 142 as of March 31, 2003.

For the year-ended March 31, 2003, revenues were $710.3 million compared to $643.9 million in 2002.  Net loss was $87.3 million, or $6.47 per diluted share, versus net income of $16.7 million, or $1.25 per diluted share, a year ago.  Included in the results for 2003 are the March quarter’s goodwill impairment and the effect of the transitional goodwill impairment of $74.4 million, after-tax, which was recorded in the June quarter upon the adoption of SFAS 142.  Together, these items impacted 2003 results by $105.6 million, or $7.82 per diluted share.

For comparison purposes, the following table sets forth selected results as reported, and as adjusted to exclude the effects of goodwill impairment and amortization:

-MORE-

CONSOLIDATED GRAPHICS REPORTS FOURTH QUARTER
AND YEAR-END RESULTS

	Three Months Ended			Year Ended
	Mar 31	Dec 31	Mar 31	Mar 31
	2003	2002	2002	2003	2002
As reported:

Operating Margin (Deficit)	-19.7%	6.3%	5.6%	0.2%	6.7%
Net Income (Loss) ($MM)	$(29.1)	$5.7	$3.7	$(87.3)	$16.7
Diluted Earnings (Loss) Per Share	$(2.13)	$0.42	$0.28	$(6.47)	$1.25

Effect of goodwill impairment and amortization:

Operating Margin (Deficit)	-22.9%	—	-0.8%	-5.4%	-0.8%
Net Income (Loss) ($MM)	$(31.2)	—	$(1.2)	$(105.6)	$(4.6)
Diluted Earnings (Loss) Per Share	$(2.28)	—	$(0.08)	$(7.82)	$(0.34)

As adjusted for comparison purposes for the effect of goodwill impairment and amortization:

Operating Margin	3.2%	6.3%	6.4%	5.6%	7.5%
Net Income ($MM)	$2.1	$5.7	$4.9	$18.3	$21.3
Diluted Earnings Per Share	$0.15	$0.42	$0.36	$1.35	$1.59

“Our fourth quarter results are in the upper range of the revised guidance we provided in March,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “As previously reported, our results were impacted by declining industry conditions, including weakened local economies, contraction of corporate print spending, and intense pricing pressure.  In response to these factors, we made location specific headcount reductions during the quarter and have developed plans to further reduce costs if industry conditions warrant.  While we are disappointed in these results, we are encouraged by the March quarter’s strong cash flow from operations of $22.8 million.”

Mr. Davis continued, “2003 was a difficult year for our business and for our industry.  Nevertheless, we delivered a record $95.4 million in cash flow from operations, an increase of 37% from the prior year, demonstrating the strength of our business model despite severe economic conditions.  With this cash flow, we were able to reduce debt by $70.0 million, or 30%, make $21.5 million in strategic investments to maintain our technology advantage and spend $6.2 million on acquisitions to grow our footprint and expand our service capabilities.  However, industry conditions remain challenging, and although we saw seasonal improvement in March, we continue to have a cautious outlook pending further indications of an improving U.S. economy.  For the June quarter, we expect revenues to be in-line with the prior year and operating margins to be slightly improved from the March quarter, resulting in earnings per diluted share of approximately $.22.”

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.

Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

###

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.  The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

(Table to follow)

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2003	2002	2003	2002

Sales	$166,105	$165,606	$710,279	$643,948
Cost of sales	128,726	123,890	540,586	477,147
Gross profit	37,379	41,716	169,693	166,801
Selling expense	19,076	18,439	78,008	69,091
General and administrative expense	12,995	12,688	52,252	49,393
Goodwill expense	38,033	1,347	38,033	5,373
Operating income (loss)	(32,725)	9,242	1,400	42,944
Interest expense, net	2,035	3,033	10,055	15,144
Income (loss) before taxes and accounting change	(34,760)	6,209	(8,655)	27,800
Income taxes	(5,635)	2,483	4,284	11,120
Income (loss) before accounting change	(29,125)	3,726	(12,939)	16,680
Cumulative effect of accounting change	—	—	74,376	—
Net income (loss)	$(29,125)	$3,726	$(87,315)	$16,680

Earnings per share - before accounting change
Basic	$(2.18)	$.28	$(.98)	$1.27
Diluted	$(2.13)	$.28	$(.96)	$1.25

Earnings per share - after accounting change
Basic	$(2.18)	$.28	$(6.58)	$1.27
Diluted	$(2.13)	$.28	$(6.47)	$1.25

Weighted average shares outstanding
Basic	13,335	13,184	13,264	13,107
Diluted	13,687	13,525	13,505	13,380

###